Exhibit 99.1

Hal S. Jones, Chief Financial Officer of Graham Holdings Company, to Retire
Wallace R. Cooney Named to Succeed Jones

Arlington, VA - December 22, 2016 - Hal S. Jones, senior vice president-finance and chief financial officer of Graham Holdings Company (NYSE:GHC), has announced that he will retire from the Company effective March 31, 2017. Wallace R. Cooney has been named to succeed Jones.

Timothy O’Shaughnessy, president and chief executive officer of Graham Holdings, said: “For the past 28 years, Hal has served in a variety of senior management positions at Corporate and at Kaplan. We have been lucky enough to have him as our CFO at Corporate for the last 8 years. Hal has been a trusted advisor, spearheading and overseeing numerous highly successful mergers and acquisitions. His keen business intellect, practical approach, and wise counsel have been our good fortune. The Company owes Hal a great debt of gratitude”.
Wallace R. Cooney has served as the chief accounting officer since 2008. Cooney has led the accounting and tax functions at The Washington Post Company prior to the sale, then Graham Holdings through many unique and complex transactions including the sale of Newsweek, the Berkshire Hathaway exchange, multiple acquisitions, and the Cable One spin-off.

Cooney joined The Washington Post Company in 2001 as controller. From 1997 to 2001, he was director of consolidation accounting and financial reporting at Gannett Co., Inc. He began his career with Price Waterhouse (now PricewaterhouseCoopers) in 1985, serving three years in The Hague, The Netherlands, from 1991 to 1994 and as a senior manager from 1994 to 1997. He graduated from Lafayette College, cum laude and Phi Beta Kappa, with an A.B. in economics. Cooney is a certified public accountant and a member of the AICPA. He is also a member of Financial Executives International (FEI), and serves on FEI’s Committee on Corporate Reporting (CCR). He is an active volunteer for several educational, charitable, and religious organizations.
“Wally is a key member of the senior management team with a great deal of institutional knowledge having been involved in every major transaction since joining the Company. The breadth and depth of his experience will serve our Company well as we continue to drive value for our shareholders. I am thrilled to have Wally working at my side in his new role,” said O’Shaughnessy.
Jones joined the Washington Post Company in 1989 as director of corporate audit services. He went on to serve in a number of executive positions throughout the Company with a focus on finance, auditing and accounting. He became the chief financial officer of Kaplan, Inc. in 1997, and the chief operating officer of Kaplan International in 2003. In 2007, Jones became the president and chief executive officer of Kaplan Professional.
Prior to joining The Washington Post Company, Jones, a certified public accountant, spent 12 years at Price Waterhouse (now PricewaterhouseCoopers) in assurance services. He earned his MBA from the University of Chicago and his undergraduate degree in political science from the University of Washington. Jones currently serves on the board of directors of Playa Hotels & Resorts, and as a trustee of Studio Theater.
About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE:GHC) is a diversified education and media company whose operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville, and SocialNewsDesk); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Group Dekko, a manufacturer of electrical solutions for workspace power solutions, architectural lighting, electrical components and assemblies; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450